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                                  EXHIBIT 11

                                 AIRGAS, INC.

                        EARNINGS PER SHARE CALCULATIONS

                                Three Months Ended           Nine Months Ended
                                  December 31,                 December 31,
                                1994           1993         1994       1993
                                ____           ____         ____       ____
Adjustment of Weighted Average
Shares Outstanding:

Shares of common stock
outstanding
- - weighted                    31,346,559  30,731,709   31,283,009   30,945,311

Net common stock equivalents   1,700,825   1,736,628    1,707,808    1,689,324
                              __________  __________   __________   __________
 Adjusted shares outstanding  33,047,384  32,468,337   32,990,817   32,634,635
                              ==========  ==========   ==========   ==========

Net earnings                 $ 7,790,000 $ 5,055,000  $22,039,000  $13,880,000
                              ==========  ==========   ==========   ==========

Primary Earnings Per Share   $       .24 $       .16  $       .67  $       .43
                              ==========  ==========   ==========   ==========

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Earnings per share amounts were determined using the treasury stock method.
This method assumes the exercise of all dilutive outstanding options and warrants and the use of the aggregate proceeds therefrom to acquire the Company's outstanding common stock. Net earnings were divided by the weighted average number of shares outstanding adjusted for the assumed exercise of the options and warrants outstanding and repurchase of common stock to calculate per share amounts.